Exhibit 21

Subsidiaries

RealBiz360, Inc., a Delaware corporation

RealBiz Media Group, Inc., a Florida corporation

EZ Flix, LLC, a Florida limited liability company

RealBiz Holdings Inc., a Canada corporation

RealBiz 360 Enterprise, Inc., a Canada corporation